Exhibit 99.1

FIS Recommends Shareholders Reject “Mini-Tender” Offer By TRC Capital Investment

Key facts	•Unsolicited mini-tender offer from TRC Capital Investment is below current market price for FIS shares.

•FIS urges investors to review current share price, exercise caution and consult with advisors.

JACKSONVILLE, Fla., September 23, 2021 – Fidelity National Information Services, Inc. (NYSE: FIS) (“FIS”) has received notification of an unsolicited “mini-tender” offer by TRC Capital Investment Corporation (“TRC”) to purchase up to 1 million shares, or approximately 0.16% of the outstanding common stock of FIS as of September 17, 2021, at a price of $118.25 per share in cash. TRC’s offer price is approximately 4.43% less than the closing price per share of FIS’s common stock on September 17, 2021, the last trading day before the mini-tender offer commenced.

FIS does not endorse TRC’s mini-tender offer and recommends that FIS’ stockholders do not tender their shares in response to the offer because the offer is at a price below the current market price for FIS’ shares. The offer is also subject to numerous conditions, including TRC’s ability to obtain sufficient financing to consummate the offer. FIS also recommends that any stockholders who have tendered shares to TRC withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m. New York City time on October 19, 2021.

FIS is not associated with TRC, its mini-tender offer or the offer documentation.

FIS urges stockholders to obtain current market quotes for their shares, to review the conditions to TRC’s mini-tender offer, to consult with their brokers or financial advisors and to exercise caution with respect to TRC’s mini-tender offer.

TRC has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than five percent of a company’s outstanding shares, thereby avoiding many investor protections including the disclosure and procedural requirements applicable to larger tender offers under United States securities laws. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (“SEC”) has cautioned investors about mini-tender offers noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC also published investor tips regarding these offers on its website at http://www.sec.gov/investor/pubs/minitend.htm.

FIS encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

FIS requests that a copy of this press release be included with all distributions of materials relating to TRC’s mini-tender offer for shares of FIS common stock.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index. To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

For More Information
Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com

Nathan Rozof, CFA, 904.438.6918
Executive Vice President
FIS Corporate Finance and Investor Relations
Nathan.Rozof@fisglobal.com